Oppenheimer Global Multi Strategies Fund
NSAR Exhibit – Item 77I

Oppenheimer Global Multi Strategies Fund (the "Registrant") began offering Class C, Y and I shares on January 27, 2012.  Post−Effective Amendment No. 10 (1-31-12) to the Registrant's Registration Statement, Accession Number 0000728889-12-000180, which includes the terms of Class C, Y and I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.